Exhibit 10.1
AGREEMENT, RELEASE AND WAIVER
This Agreement, Release and Waiver (“Agreement”) is entered into by and between
PHI, Inc. (“PHI”)
And
William P. Sorenson, PHI Employee No. 7011 (“EMPLOYEE”)
PHI and the EMPLOYEE mutually agree to a severance of the EMPLOYEE’s employment with PHI pursuant to and subject to the terms of this Agreement. You are advised to consult an attorney before signing this Agreement.
1.	PHI will pay the EMPLOYEE a lump sum retirement benefit equal to two (2) week’s of base pay for each full year and partial year of service (pro-rated to the nearest one-tenth) calculated through December 31, 2010, or EMPLOYEE’s actual termination date, whichever is earlier. A week of base pay means the EMPLOYEE’S current monthly salary times 12, divided by 52.

2.	The EMPLOYEE who is participating in PHI’s group medical, dental and/or vision plans may continue coverage under those plans as a Retiree, subject to the terms of the plans.
(a)	PHI will pay 50% of the premium for the Retiree medical plan coverage elected by the EMPLOYEE for the first eighteen (18) months (or shorter period) that Retiree coverage is available. For any period of Retiree medical coverage that exceeds eighteen (18) months, PHI will pay 50% of the applicable premium for “Employee Only” coverage or “Employee plus one” coverage elected by the EMPLOYEE.

(b)	With respect to Retiree coverage under the dental and vision plans, the EMPLOYEE is required to pay the full premium to maintain coverage.

(c)	Retiree coverage ends for the EMPLOYEE under the medical, dental and vision plans on the date the EMPLOYEE is eligible to enroll in Medicare or the date the Employee becomes eligible for medical, dental and/or vision coverage under another employer’s group welfare plan of the same type.

(d)	If Retiree coverage under the medical plan ends because the EMPLOYEE becomes Medicare eligible, the spouse (to whom the EMPLOYEE is married at the time he terminates employment) can continue Retiree coverage under the medical plan until the earlier of (i) five years from the date of the EMPLOYEE’s Medicare eligibility, (ii) the date the spouse is eligible to enroll in Medicare or (iii) the date the spouse is eligible for medical coverage under another employer’s group health plan.

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March 15, 2010
(e)	If Retiree coverage under the dental or vision plan ends because the EMPLOYEE becomes Medicare eligible, the spouse shall have only such remaining coverage as is available under COBRA, if any.

(f)	A Retiree’s right to medical, dental or vision benefits is subject to the terms of the applicable welfare plan document. These plans are governed by and subject to ERISA (the Employee Retirement Income Security Act of 1974, as amended). Nothing in this Agreement shall be construed to modify or enlarge the rights and benefits available under the plan documents, including, but not limited to, PHI’s right to amend or terminate the welfare plans.

(g)	Retiree coverage runs concurrently with COBRA. To the extent the required COBRA period has not ended, the Retiree or spouse can elect COBRA continuation coverage for the remainder of the time her or she is eligible for COBRA by paying the full COBRA premium.

(h)	Coverage for the EMPLOYEE’s dependents is limited to the COBRA period.
NOW, THEREFORE, in consideration for the mutual promises and agreements herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Date of Severance. EMPLOYEE and PHI mutually agree that EMPLOYEE’s employment with PHI will end no later than December 31, 2010, and that EMPLOYEE must remain in PHI’s employ through that date to be eligible for any benefits under this Agreement. However, should PHI decide to terminate EMPLOYEE before December 31, 2010, or should EMPLOYEE die or become physically or mentally unable to perform the duties of his job with PHI before December 31, 2010, benefits under this Agreement shall become available to EMPLOYEE as of the date of such earlier event. Payment of severance benefits under this Agreement will be made within seven (7) calendar days of the later of: 1) the date of the Employee’s actual termination; or 2) the date of the execution of this Agreement.

2.	Requirement to Notify PHI of Alternative Health Coverage. EMPLOYEE agrees and further declares that he will promptly notify PHI if he, his spouse or other dependent becomes eligible to enroll in medical coverage under another employer’s group medical plan or becomes eligible to enroll in Medicare.

3.	Exclusive Right to Payment from PHI. EMPLOYEE further declares that he has no right to any salary, severance benefit or other payment or benefit (other than his benefit under the PHI 401(k) Plan and as provided under COBRA) except as are expressly set out in this Agreement.

Agreement, Release & Waiver

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4.	Release of Claims. EMPLOYEE does hereby unconditionally release, acquit and forever discharge PHI, its subsidiaries or affiliates, as well as any successors or assigns, together with all officers, directors, shareholders, managers, employees and agents thereof, from any and all claims, demands, rights, liabilities, damages, injuries, costs, attorney’s fees, or causes of action whatsoever, known or unknown, rising out of EMPLOYEE’S employment relationship with PHI and/or the termination of that employment relationship, including without limitation claims and demands relating to wages, benefits, or any other terms and conditions of employment, any claims for breach of contract (either actual or implied), wrongful discharge, intentional or negligent infliction of emotional harm, or any tort claims, as well as any claims under Federal, State or local law prohibiting employment discrimination, including specifically; (i) the Age Discrimination in Employment Act of 1967; (ii) the Older Worker Benefit Protection Act of 1990; (iii) Title VII of the Civil Rights Act of 1964; (iv) the Americans with Disabilities Act of 1990; (v) the Employment Retirement Income Security Act of 1974, as amended; and (vi) any counterpart statutes under the laws of Louisiana or the other states and localities in which PHI conducts business (including, but not limited to the EMPLOYEE’S right to make a claim on his own behalf or by any third party on his behalf). Notwithstanding the foregoing, the EMPLOYEE does not waive rights or claims that may arise after the date this waiver is executed, but he does agree to waive any and all rights to reinstatement or employment with PHI.

5.	Effect of Agreement on Certain Claims. This Agreement does not release workers’ compensation or unemployment compensation claims or waive any rights or claims that may arise after the date this Agreement is executed. This Agreement also does not prohibit the EMPLOYEE from filing a charge with a government agency, but this Agreement does release any claim which the EMPLOYEE has or may have for monetary relief, reinstatement, or for any other remedy for the EMPLOYEE personally, arising out of any proceeding before any government agency or court. If any agency or court should take jurisdiction over any matter in which the EMPLOYEE has or may have any personal interest, whether initiated by the EMPLOYEE or otherwise, the EMPLOYEE will promptly inform that agency or court that this Agreement constitutes a full and final settlement by the EMPLOYEE of all claims released under this Agreement (which released claims do not include workers’ compensation and unemployment compensation claims and any claim that may arise after the date this Agreement is executed). The EMPLOYEE will not participate voluntarily or assist in the filing or prosecution of any lawsuit brought against PHI based upon EMPLOYEE’s employment, retirement or termination from employment.

The EMPLOYEE understands that this promise does not restrict his right to seek a ruling determining whether this Agreement is legally valid. The EMPLOYEE understands that any such action must be brought at the EMPLOYEE’s own expense and that if he should not prevail, he will be liable for the attorney’s fees

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and other legal costs incurred by PHI, provided such recovery is authorized by federal or other law because the EMPLOYEE’s challenge was legally unwarranted or frivolous. If the EMPLOYEE prevails and obtains a judgment against PHI, the EMPLOYEE agrees that the judgment amount shall be offset by the value of the consideration provided under this Agreement and by any party released pursuant to this Agreement. EMPLOYEE further agrees that, if the judgment amount is less than the value of the consideration PHI provided, he may have no recovery from PHI.

6.	Covenant Not to Disclose Confidential Information. During the remainder of EMPLOYEE’s employment with the PHI and thereafter, EMPLOYEE will not, except as required in the performance of his job duties for PHI or as authorized in writing by an authorized agent of PHI, use, publish or disclose any Confidential Information, as defined below, proprietary information or trade secrets, whether original, duplicated, computerized, memorized, handwritten, or in any other form, that EMPLOYEE may in any way acquire knowledge of as a result of his employment with PHI.

“Confidential Information,” for purposes of this Agreement, shall mean all confidential and/or proprietary information and materials, in whatever form, whether tangible or intangible, of PHI or obtained from any person or entity to which the PHI owes a duty of confidentiality, whether or not labeled or identified as proprietary or confidential, including all copies, portions, extracts and derivatives thereof, except to the extent that EMPLOYEE can prove that such information or materials (i) are or become generally known to the public through lawful means and through no act or omission of EMPLOYEE, (ii) were part of EMPLOYEE’s general knowledge prior to employment by PHI or (iii) are disclosed to EMPLOYEE without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality with respect thereto.

“Confidential Information” specifically includes, but is not limited to, such information related to PHI’s pricing and marketing strategies and characteristics, financial statements and related information, profit margins, methods of operation and sales, production processes, computer software, current and future development and expansion or contraction plans, information concerning personnel assignments, supplier and vendor information, and customer information such as names, contact persons, needs and requirements, contract renewal dates for existing or prospective customers, training manuals and related materials and any other information relating to PHI’s business that is treated by PHI as confidential.

“Confidential Information” also includes all intellectual property of PHI, whether or not patentable or registered under copyright or similar statutes including, but not limited to, all inventions, improvements, discoveries, software developed by or for the benefit of PHI and related source code and programming information,

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design technology and know-how, trade secrets, formulas, manufacturing and/or design techniques, plans for research and development of new products, works of authorship, other copyrighted materials created by or for the benefit of PHI, and any other information or material considered proprietary by PHI, designated Confidential Information by PHI, or not generally known by the public.
7.	Non-Solicitation Covenant. During EMPLOYEE’s employment with PHI and for two (2) years following the termination of employment, EMPLOYEE agrees not to, directly or indirectly, solicit or attempt to solicit any business from any of PHI’s customers, including actively sought prospective customers, with whom EMPLOYEE has or had material contact during employment with PHI for purposes of providing products or services that are competitive with those provided by PHI within the Geographic Territory set forth below. For purposes of this Agreement, the term “material contact” exists between EMPLOYEE and each customer: (i) that EMPLOYEE regularly dealt with during the last twelve (12) months of EMPLOYEE’s employment with PHI, (ii) whose dealings with PHI EMPLOYEE coordinated or supervised during the last twelve (12) months of EMPLOYEE’s employment with PHI, or (iii) about whom EMPLOYEE has obtained Confidential Information, proprietary information and/or trade secret information as a result of EMPLOYEE’s association with PHI.
8.	Non-Recruiting Covenant. EMPLOYEE recognizes and understands that PHI has invested substantial time and effort in assembling its current personnel and that certain information related its personnel constitutes Confidential Information as set forth above. Accordingly, during EMPLOYEE’s employment and for two (2) years following the termination of EMPLOYEE’s employment with the Company, EMPLOYEE agrees that EMPLOYEE will not directly or indirectly recruit or otherwise induce any employee of PHI either working at the location where EMPLOYEE is and/or was employed by PHI or about whom EMPLOYEE has obtained Confidential Information as a result of EMPLOYEE’s employment with PHI to terminate employment with PHI or to compete against PHI.
9.	Covenant Not to Compete. EMPLOYEE agrees that during his employment with PHI and for a period of two (2) years after the termination of such employment, EMPLOYEE will not provide services to or become associated with any person, entity or company (either as a member, partner, agent, employee, officer, contractor or consultant) engaged in a trade, business or enterprise that is competitive with the Company’s business (providing helicopter services to businesses engaged in and/or supporting the offshore production of oil and gas) within the Geographic Territory set forth below. The prohibitions contained in this provision expressly include, but are not limited to, employment with Bristow Group, Inc., Era Helicopters, LLC or Tex-Air Helicopters, Inc. (and/or their related entities) in the Geographic Territory described below.

Agreement, Release & Waiver

March 15, 2010
10.	Geographic Territory. For purposes of the Non-Solicitation Covenant and Covenant Not to Compete, EMPLOYEE agrees to refrain from performing any of the restricted actions within the following geographic areas:
1.	Louisiana: The Parishes of Lafayette, Cameron, Calcasieu, Vermillion, St. Mary, Jefferson, Houma, Terrebonne and Plaquemines.

2.	Texas: The Counties of Angelina, Bell, Brazos, Collin, Fort Bend, Galveston, Harris, Jefferson, Matagorda, Montgomery, Navarro, San Patricio, Tarrant, Victoria, and Williamson.

3.	Mississippi: The Counties of Hinds and Lauderdale.

4.	Alabama: The County of Mobile.

5.	Gulf of Mexico
11.	Acknowledgement of Reasonableness of Covenants. EMPLOYEE agrees and acknowledges that the limitations as to time, Geographical Territory and scope of activity to be restrained are reasonable and are not greater than necessary to protect the goodwill or other business interests PHI. EMPLOYEE further agrees and acknowledges that such investments are worthy of protection, and that PHI’s need for the protection afforded is greater than any hardship EMPLOYEE might experience by complying with its terms.
12.	Breach of Agreement. In the event that the EMPLOYEE breaches any of the obligations contained in this Agreement, PHI is entitled to cease all payments or benefits not yet paid and obtain all other rights, remedies or relief permitted by law or equity.
13.	Agreement Binding on Employee and Spouse. EMPLOYEE expressly represents and warrants that he has entered into this Agreement individually, and for and on behalf of the benefit of his marital community and that this Agreement is binding on his heirs and assigns.
14.	Acceptance of Agreement. If EMPLOYEE decides to accept this Agreement, he must sign it and return it by mail, postmarked no later than April 29, 2010 to PHI, Inc, Human Resources Department, Attention: Ed Gatza, 2001 SE Evangeline Throughway, Lafayette, LA 70508. He may return the signed Agreement in person by April 29, 2010 to Ed Gatza at PHI’s Administrative Offices at the above address. If the EMPLOYEE does not sign and return the Agreement as described above, this offer shall be null and void.
15.	Remedies and Injunctive Relief. EMPLOYEE agrees that nothing in this Agreement is intended to limit any remedy of PHI under any law concerning

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Confidential Information, proprietary rights, inventions, trade secrets, or other confidential information. EMPLOYEE further agrees that breach of the restrictive covenants in this Agreement will irreparably harm PHI for which PHI may not have an adequate remedy at law. As such, EMPLOYEE agrees that PHI shall be entitled to any proper injunction, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, to enforce said covenants in the event of breach or threatened breach by EMPLOYEE, in addition to any other remedies available to PHI at law or in equity. The restrictive covenants contained in this Agreement are independent of any other obligations between the parties, and the existence of any other claim or cause of action against PHI is not a defense to enforcement of these covenants by injunction.
16.	Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supercedes any and all prior discussions, agreements or understandings between the parties. EMPLOYEE acknowledges that this release constitutes a waiver of all claims against PHI, including any claim of age discrimination.
17.	Acknowledgement of Effect of Executing Agreement. This Agreement was first tendered to EMPLOYEE on March 15, 2010. EMPLOYEE has forty-five (45) days in which to consider this Agreement and the accompanying information. Failure of EMPLOYEE to execute this Agreement within the forty-five (45) day period specified above shall result in automatic revocation of the offer. EMPLOYEE additionally acknowledges that he has been advised by PHI to consult with an attorney prior to executing this Agreement.
18.	Right of Revocation. EMPLOYEE understands that by law, he may revoke this Agreement at any time within seven calendar days of signing it. To be effective, EMPLOYEE’S revocation must be in writing and delivered to PHI, Inc., 2001 SE Evangeline Throughway, Lafayette, LA 70508, to the attention of Ed Gatza, either by hand or by mail within that seven (7) day period. If sent by mail, the revocation must be: (i) postmarked within the seven (7) day period; (ii) properly addressed as set forth above; and (iii) sent by certified mail, return receipt requested.
19.	Severability. If any of the provisions of this Agreement is found to be invalid or unenforceable, it shall not affect the validity of the other provisions of this Agreement which shall remain enforceable.
20.	Applicable Law. This Agreement shall be governed by the laws of the State of Louisiana.
21.	Accompanying Information. EMPLOYEE acknowledges receipt of the information contained in Appendix A listing (i) the job classifications of individuals affected by the termination program; (ii) job classifications and ages

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of these individuals being terminated due to this program; and (iii) the ages of all individuals in the same job classifications who have not been selected for termination due to this program.
The undersigned EMPLOYEE state that he has carefully read the foregoing and understands the contents thereof, and has entered into this Agreement voluntarily.
IN WITNESS WHEREOF, the parties have executed this AGREEMENT, RELEASE, AND WAIVER.
PHI, INC.

/s/ Richard A. Rovinelli Richard A. Rovinelli Chief Administrative Officer/Director, Human Resources	March 15, 2010 DATE

EMPLOYEE:

/s/ W. Pete Sorenson William P. Sorenson, PHI EMPLOYEE No. 7011	March 23, 2010 DATE